Exhibit 10.1

December 30, 2024

Separation Agreement

This Settlement Agreement (the “Agreement”) sets forth the agreement between Sandra Peterson (“you”), and Beam Global, a Nevada corporation (the “Employer” and collectively with you, the “Parties”), regarding the separation of your employment from the Employer.

A.	Recitals

On or about December 16, 2019, the Parties entered into a written at-will offer letter and employment agreement, effective as of January 1, 2020 (the “Employment Agreement”).

On or about October 1, 2024, you gave notice of your resignation effective as of December 31, 2024, and as a result, your employment with Employer will terminate effective on December 31, 2024 (the “Separation Date”).

Both Parties desire an amicable separation and, if you execute this Agreement, the Employer will agree to provide you with the separation benefit as described below to ease your transition. By signing this Agreement, you confirm that you would like to receive the separation benefits described below. Other than the foregoing, although neither party is currently aware of a formal dispute between you and Employer, the Employer wishes to fully and finally resolve any and all disputes, claims, complaints, and demands that you may have against the Employer and any of the Releasees as defined below, including, but not limited to, those arising out of or in any way related to your employment with, or separation from, the Employer.

Since you are over the age of 40 years old, you will be given at least 21 days to consider this Agreement. To be eligible for and to accept the Separation Benefits provided herein, please sign this letter on or after 5:00 p.m. on the Separation Date. This offer and Agreement will expire if not executed by the 21st day after the Separation Date (January 21, 2025) which expiration date shall not be restarted if this Agreement is later modified in any way.

B.	Terms

The foregoing recitals are incorporated herein by this reference. In consideration of the mutual promises made herein, the Employer and you agree as follows:

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1. Effect of Separation of Employment and Return of Property.

a.	Final Pay, Expenses, Commissions: By signing below, you acknowledge that your final paycheck, inclusive of any and all wages and other compensation due and owing as of the Separation Date, and any accrued and unused vacation, was paid on the Separation Date, and before signing this Agreement, you received and reviewed your final wage statement sent to you by email on the Separation Date.

i.	Commissions becoming due after Separation: Pursuant to the terms of your Employment Agreement, you are entitled and will continue to receive your one-half percent (0.5%) commission on the Total Sales Price actually paid to and received by Beam after Beam hits a target of $10M in revenue, for any sales that were completed on or before October 15, 2024 (as listed on Exhibit A) on payments received after the Separation Date (i.e., sales for which customer payments are received after separation). Such commission payments will be paid out to you on the Employer’s regular commission payment schedule, less deductions, via Direct Deposit or live check.
ii.	Employer will reimburse your ordinary business expenses whether or not you sign this Agreement, provided that you submit all receipts and expense reimbursement requests within 5 business days after the Separation Date.
iii.	Equity Grants: Pursuant to the terms of the Beam Global 2011 Stock Incentive Plan and the Beam Global 2021 Equity Incentive Plan (“the Plan(s)”), and the option grants issued to you (i) on January 2, 2020 to purchase up 49,104 shares at an exercise price of $4.57 per share, of which all 49,104 shares are fully vested as of the Separation Date, and (ii) on January 26, 2024 to purchase up to 50,000 shares at an exercise price of $6.31, of which 12,500 shares are fully vested as of the Separation Date (the “Options”), you understand that the vesting of any outstanding stock options and other equity awards (if any) will cease on the Separation Date, and any unvested equity interests will be terminated on that date. Your equity interests, including your rights to exercise vested stock options (if any), will continue to be governed by the terms of the operative agreements with the Employer and the applicable Plan, provided, however, that if and only if you execute this Agreement, the exercise period under the Options will be extended to December 30, 2025, pursuant to section 5.6 of the Plan.

b.	Return of Employer Property: In turn, and as a condition to payment of the benefits described herein, on or before the Separation Date, you shall return any tangible and intangible Employer property in your possession, including: keys, access cards, credit card, company-issued computer and/or cell phone, and any peripheral hardware, any and all of the Employer’s confidential information (in electronic or physical form), intellectual property, tools or equipment owned or provided by the Employer to Employee during the term of employment.

2. Separation Benefits.

In exchange for your execution of this Agreement and promises herein, including, without limitation, the waiver and release and covenant not to sue, and conditioned upon your execution and your non-revocation of this Agreement; the Employer, on behalf of itself and Employer Releasees as defined in paragraph 5, agree to the following:

a.	Employer will pay you a Separation Benefit in the amount of Eighteen Thousand Seven Hundred Fifty Dollars and No Cents ($18,750.00) less required withholdings.
b.	The Separation Benefit will be paid within ten business days after execution of this Agreement. By executing this Agreement, you confirm authorization to use Direct Deposit for your Separation Benefit, or, if you do not consent to Direct Deposit (indicated by initialing here ____), it will be sent by live check sent by trackable mail to your last known address, or another address if you list one here: _____________________________________.
c.	Provided that you timely enroll in COBRA, Employer shall pay the premium for your Health, Vision and Dental Insurance for the months of January 1, 2025 to June 30, 2025, which shall not be extended regardless of when you enroll; provided, however, that if you become eligible for employer-provided health, dental or vision insurance prior to June 30, 2025, Beam shall terminate premium payments on your behalf. If you wish to remain enrolled in Beam’s benefit plans after either becoming eligible for other employer-sponsored benefits or after June 30, 2025, you will be solely responsible to make all premium payments.
d.	Stock Options: Pursuant to Section 5.6 of the Plan, the Employer’s Board of Directors has approved the extension of the exercise period for each of the vested Options, as of the Separation Date, from March 31, 2025 to December 31, 2025.

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3. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to or owed, and will not receive, in connection with your employment with the Employer, any further or additional compensation, bonuses, benefits, stipends, premiums, severance, incentive compensation, stock options or other equity, or similar payments or benefits or any other compensation for which you have not already been paid, excluding reimbursement for any outstanding expenses, after the Separation Date.

4. Confidentiality and Mutual Non-Disparagement Provisions:

i. Confidentiality: You acknowledge that the confidentiality provisions set forth in the Employer’s confidentiality and proprietary information agreement and the Employment Agreement executed by you survive termination and remain in effect. You further acknowledge that, in your position as Vice President of Sales and Marketing, you were in fact privy to Employer’s trade secrets (as defined under California Civil Code section 3426.1) and in particular, confidential and nonpublic information about the Employer, including financial information (budgets, forecasts, personnel salaries, capitalization tables, equitable ownership, business growth/acquisition plans and prospects, client/customer lists, and nonpublic client information), legal advice and privileged communications with counsel, and sensitive personal information about Employer’s personnel, owners, officers, and clients. You therefore agree that you shall not use or disclose such trade secrets except as otherwise permitted by applicable law, including, if applicable, under section 7 of the National Labor Relations Act (the “Act”). You shall be held responsible for disclosure of such trade secrets, and unauthorized disclosure (see paragraph 4(iii) will immediately render this Agreement null and void.

ii. Mutual Non-Disparagement: You shall refrain from directly or indirectly expressing any disparaging or derogatory opinions about the Employer or Employer Releasees as defined in paragraph 5 below, or from making any statement that is so maliciously false, or reckless that it would take such statement out of the purview of Section 7 of the Act, that would tarnish the Employer’s or such individual’s business, personal, or professional reputations, whether in person, online, via social media, or in any other form or forum. Likewise, Employer agrees to direct Desmond Wheatley and Lisa Potok to refrain from directly or indirectly expressing any disparaging or derogatory opinions about the Employee, or from making any statement that is so maliciously false, or reckless that it would take such statement out of the purview of Section 7 of the Act, or false statements that would tarnish the Employer’s or such individual’s business, personal, or professional reputations, whether in person, online, via social media, or in any other form or forum. The Employer’s policy is to only provide neutral references (confirming dates of employment and title(s) only). Please direct any reference requests to Lisa Potok or, if she is no longer with Employer at the time of the request, to the then-current CFO.

iii. Exclusions: Nothing in this Agreement limits or impairs Employer’s or your right or obligation to (a) respond truthfully under a court order, subpoena, or written request from an administration agency or the legislature to testify, or to make any disclosure required or expressly permitted by federal or state law; or (b) prevent you or other persons from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or other conduct that you have reason to believe is unlawful; or (c) as otherwise permitted pursuant to applicable law, including Government Code 12964.5, Civil Code 1001 or 1670.11, or the Speak Out Act, or (if and as applicable) Section 7 of the Act; or (d) to retain your own personnel file and payroll information. You have the right to consult an attorney concerning this Agreement and, by signing below, acknowledge you have had the opportunity to do so.

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5. General Releases.

a) In consideration of the foregoing promises, payments, and for other good and sufficient consideration, you, on behalf of yourself and your heirs, executors, trustees, administrators, agents, attorneys, assigns and successors, fully and forever release and discharge the Employer, and any parent, subsidiary or related entities and each of their respective current and former officers, directors, managing agents, owners, partners, shareholders, members, insurers, attorneys, predecessors, successors, agents and assigns (collectively, “Employer Releasees”) from any and all liabilities, claims, demands, debts, damages, acts or omissions, obligations and causes of action, based in law, equity, contract, or otherwise, whether or not now known or unknown, asserted or unasserted, which heretofore do or may exist, in any way arising out of, connected with or related in any way any other monies allegedly owed to you, or in connection with your employment with Employer, or the negotiation or execution of this Agreement, relating to or arising from your relationship with Employer Releasees, or other acts or omissions of Employer Releasees, up to and including the date that you execute this Agreement. The release in this paragraph 5 includes any and all other lawsuits and claims, proceedings, charges and grievances that have been or could be brought by you or on your behalf against any Employer Releasees not set forth herein relating to or arising from your relationship with Employer through the Separation Date.

b) You acknowledge full accord and satisfaction of, covenant not to sue, waive, and release Employer Releasees from any and all claims, demands, causes of action, and liabilities (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), arising out of or in any way related to: wage and hour laws, overtime, misclassification, missed meal/rest break, or other violations of the provisions of the California Labor Code or Fair Labor Standards Act including for waiting time penalties or other statutory penalties; salary, vacation, fringe benefits, reimbursement of expenses (except for those expenses submitted with proper substantiating documents per paragraph 1), separation pay (except as specified under paragraph 2), or any other form of compensation; claims for violations of the California Code of Regulations, and/or IWC Wage Orders; claims for violation of California Healthy Workplace Healthy Families Act or local Paid Sick Leave laws, and any other applicable local ordinances, any emergency paid sick leave ordinances; common law or statutory claims of wrongful discharge, discrimination, harassment, retaliation, defamation, invasion of privacy, intentional infliction of emotional distress, negligent infliction of emotional distress, breach of contract, breach of the covenant of good faith and fair dealing, fraud, unfair business practices, unfair competition; claims related to intellectual property; violation of any memoranda of understanding covering Employee; and claims under federal Civil Rights Act of 1964 (“Title VII”), as amended, the California Fair Employment and Housing Act (California Government Code Sections 12940 et seq., all as amended) (“FEHA”), the federal Americans with Disabilities Act of 1990 and any applicable state law equivalent or similar statutes; the federal Employee Retirement Income Security Act of 1974, as amended to the fullest extent allowed by law; the federal Age Discrimination in Employment Act (“ADEA”), as amended, including the Older Workers Benefit Protection Act; the federal Equal Pay Act of 1963 and the California Equal Pay Act; the federal Family and Medical Leave Act, as amended (the “FMLA”); the federal Fair Labor Standards Act; the California Family Rights Act (“CFRA”), and any applicable local ordinances or other similar statutes; the federal PUMP Act; the federal Pregnant Workers Fairness Act; the CROWN Act; the California Unfair Business Practices Act; the Unfair Competition Law; the California and United States Constitution; the Tom Bane Act, the Civil Rights Acts of 1866; and any other laws, ordinances, and regulations relating to employment, wages, working conditions, discrimination or accommodations including statutory leave, and any other claims under any common law, tort, or contract law not listed.

c) This Release does not prohibit you from participating in an Equal Employment Opportunity Commission (“EEOC”), California Civil Rights Department (“CRD”), or other federal, state or local administrative agency investigation or proceeding. You agree that the Separation Benefit provided hereunder is intended to settle any and all potential causes of actions, charges, or claims that could be brought on your behalf, inclusive of any individual PAGA and other penalties. Accordingly, you agree, to the fullest extent allowed by law, to waive any right to monetary or other recovery should any claim be pursued with the EEOC, CRD, Labor and Workforce Development Agency, or other administrative agency, or other individual as a collective or class action on your behalf against Employer, regardless of the date such action was initiated.

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d) This waiver does not apply to claims properly before the National Labor Relations Board. The foregoing waivers and releases shall not be construed in any way to waive any right to pursue unemployment or state disability benefits or any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any claim for indemnification pursuant to California law, any claim arising out of conduct occurring after you sign this Agreement, and any claims for breach of the provisions of this Agreement or to enforce this Agreement.

e) You understand and expressly agree that the release contained in this Paragraph 5 extends to any claims or causes of action that you have or may have against Employer and Employer Releasees, whether currently known or unknown, suspected or unsuspected, and that any and all rights under Section 1542 of the California Civil Code are hereby expressly waived. Said Section 1542 of the Civil Code of the State of California, reads as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

6. No Admission of Liability. In further consideration of the foregoing, each Party hereby agrees, acknowledges and recognizes that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by you or the Employer Releasees, which liability or wrongdoing is expressly denied by all parties.

7. Authority. Each Party represents and warrants that the signatory below has full power to make the releases and agreements contained herein. Each Party expressly represents and warrants that he/she/they/it has not assigned, encumbered or in any manner transferred all or any portion of the claims covered by the releases and agreements contained herein. Each Party acknowledges and agrees that this warranty and representation is an essential and material term of this Agreement. Each Party agrees to indemnify and defend the affected Releasee for any released claims brought against any Releasee by purported assignees of the respective Party(ies), including costs of judgment and reasonable attorneys’ fees.

8. Representation of No Pending Actions. You represent that there are no outstanding or pending Labor Commissioner, state court, federal court, arbitration proceedings, EEOC, CRD, Department of Labor, or other administrative charges which are or may be pending against the Employer or Employer Releasees on your behalf, through the Signature Date. To the extent any such charges or lawsuits have been or are filed on your behalf, you agree to dismiss or withdraw any such charges, with prejudice. You expressly acknowledge that the list of outstanding litigation may not be exhaustive, but you nevertheless agree to dismiss with prejudice all litigation, claims, grievances, and administrative charges of any nature, kind and description against any Releasee which arise out of any right or claim released in this Agreement, whether or not listed in this Agreement.

9. No Liens. You represent that either (a) there are no existing liens or partial liens in existence, including without limitation any attorney's fees, medical reimbursement, child support liens or withholding orders, unemployment or disability compensation liens, which attach to the Separation Benefit, nor is any person or entity entitled to establish a lien for any payment or payments they have made or will make to you or on your behalf as a consequence of any of the matters arising out of or connected with your employment with Employer, or (b) to the extent there are any such liens, including those which may currently be unknown to you, you will pay and retire all such liens. You agree to defend, indemnify and hold harmless Employer Releasees against any and all claims by any person or entity purporting to hold any lien, interest, or other claim, whether for medical care, child support, unemployment and/or disability compensation, attorneys’ fees, or otherwise, involving you and arising from or connected with your employment with Employer or this Agreement.

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10. Tax Treatment. Nothing in this Agreement is intended to constitute legal advice regarding tax obligations. You acknowledge that you have obtained no tax advice from any Employer Releasees and that neither Employer nor its attorneys has made any representation concerning the tax consequences, if any, of the Separation Benefit. To the extent that this Agreement or any of its attachments is interpreted to contain or constitute advice regarding any state or federal tax issue, such advice is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties under the Internal Revenue Code. In the event the appropriate taxing authorities should finally determine, contrary to the intention of the parties, that the Employer should have withheld amounts for tax purposes from the Separation Benefit under paragraph 2 attributable to penalties, interests, fees and costs, You agree to indemnify Employer Releasees for any and all tax liability which may result from such failure to withhold, except as to the employer’s share of any payroll taxes, provided that the Employer promptly notifies you of any claim it receives from any taxing authority. Notwithstanding the foregoing, you will not be responsible for any tax obligation owed by Employer to any taxing authority as a result of any mistake in calculation of withholding from the Separation Benefit under paragraph 2 by Employer.

11. IRS Code 409A Compliance. The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and United States Department of the Treasury (“Treasury”) guidance promulgated thereunder and any state law equivalent (together, “Section 409A”) so that none of the separation payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Specifically, any payments under this Agreement are intended to be exempt from Section 409A pursuant to the “short-term deferral exemption” under Section 409A and in no event will any separation payment due to you under this Agreement be made to you later than March 15 of the year following the year in which you executed this agreement. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

12. Attorney’s Fees and Costs. All Parties shall bear her/its own attorneys’ fees, expenses and costs relating to the negotiation and preparation of this Agreement, except as otherwise provided herein.

13. Entire Agreement. The parties acknowledge that this Agreement and any confidentiality or proprietary information agreements signed by you during your engagement with the Employer (all of which survive the termination of the independent contractor relationship) constitute the sole and entire Agreement between the Parties, that it supersedes any prior oral or written agreement relating to the subject matter herein and that any modification of this Agreement shall only be enforceable if it is in writing and signed by you and a duly authorized agent on behalf of the Employer.

14. Severability. If any provision of this Agreement is found to be unenforceable, then the remaining provisions shall remain valid and enforceable, and the provision shall be enforced to the fullest extent as permitted by applicable law.

15. Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to conflict of law provisions. The language of all parts of this Agreement shall in all cases be construed as whole, according to its fair meaning, and not strictly for or against any of the parties.

16. Representation by Counsel. You have the right to consult with an attorney concerning this Agreement. You further represent and acknowledge that in executing this Agreement, you do not rely and have not relied on any representation or statement by any of the Employer Releasees or by any of the Employer Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

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17. Understanding of Agreement; Voluntary. You acknowledge that you have read and understands this Agreement and that you agree to its terms and signs this Agreement voluntarily and without coercion. You further acknowledge that the releases and waivers you have made herein are knowing, conscious and with full appreciation that you are forever foreclosed from pursuing any of the rights or claims so released or waived. You also acknowledge that the consideration given for the waivers and releases herein is in addition to anything of value to which you were already entitled.

18. Jointly Drafted. This Agreement has been reviewed by the Parties and their respective attorneys, and each has had full opportunity to negotiate the contents of this Agreement. The Parties each waive any common law and statutory rule of construction that ambiguity should be construed against the drafter of this Agreement, and agree that the language in all parts of this Agreement shall be in all cases be construed as a whole, according to its fair meaning.

19. Jurisdiction. The Parties agree that this Agreement may be admissible for purposes of enforcing or contesting enforcement of this Agreement or its terms and agree that the exclusive forum shall be in the arbitral forum set forth in the Employment Agreement, in and for the County of San Diego, State of California. The Parties agree that this Agreement shall be admissible despite Evidence Code section 1119 solely for the purpose of enforcing or contesting enforcement of any of its terms, The Party deemed by the arbitrator to be the prevailing party in any such action shall be entitled to recover reasonable attorney’s fees and costs.

20. Remedies. The parties agree that a breach of paragraph 4 of this Agreement (Confidentiality and Mutual Non-disparagement) will result in irreparable harm, that cannot reasonably or adequately be compensated in money damages in an action at law and, therefore, in addition to any other relief or remedies to which the non-breaching party is entitled, the non-breaching party shall have the right to seek an immediate injunction to restrain any such breach or threatened breach. The court may grant temporary or permanent injunctive relief without proof of actual damages, and enter an order enforcing this Agreement and any other remedies provided by applicable law. If the non-breaching party is required to obtain (at its expense) any bond in connection with such enforcement, the parties agree that a reasonable value of such bond shall be One Thousand US Dollars ($1,000.00). The parties agree and understand that this is not a limitation on liability or remedies, and that a non-breaching party has the right to seek other relief available to it at law or equity. The parties each waive any argument that the other is not irreparably harmed by such breach, is not entitled to seek injunctive relief, or that the non-breaching party must elect one remedy. The parties further agree that the prevailing party shall have the right to recover its reasonable attorney’s fees and court costs expended in connection with any successful litigation instituted to enforce paragraph 4 of this Agreement.

21. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act as amended (“ADEA”) including the provisions of the Older Worker Benefit Protection Act (“OWBPA”). You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have had (at least) twenty-one (21) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier, but you may not sign this Agreement until you have received and reviewed your final paycheck); (d) you have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Employer’s authorized representative has also executed this Agreement by that date (“Effective Date”). To revoke this Agreement, you must deliver a written, signed revocation to Employer, via email to lisa.potok@beamforall.com with original by mail, by 5:00 p.m. on the seventh day after execution. If you revoke consent pursuant to the OWBPA and this Paragraph, you will not be eligible for the consideration specified in Paragraph 2 and the Employer’s consent to this Agreement will likewise be revoked.

22. Counterparts. This Agreement may be executed in counterparts, each which shall be considered an original, but all of which counterparts shall be deemed to be one and the same document. The parties may execute this agreement by signatures obtained through facsimile, DocuSign or similar verifiable form of digital signature, a scanned copy of an original signature complying with the U.S. federal E-Sign Act of 2000 or Uniform Electronic Transactions Act, delivered by electronic mail or hard copy, and electronic signatures may be relied upon by any party as valid as if they were signed in the presence of the other parties.

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THIS AGREEMENT AFFECTS IMPORTANT LEGAL RIGHTS. READ BEFORE SIGNING.

The signatures below confirm each Party’s understanding and acceptance of the terms and conditions of this Agreement. Please initial each page, sign and date below, and email a copy of your signed Agreement to lisa.potok@beamforall.com. Please do not sign this Agreement until you have reviewed your final paycheck, as you are releasing any claims for unpaid wages.

An electronic signature shall be deemed as an original.

DATED: January 16th, 2025	/s/ Sandra Peterson
Sandra Peterson

DATED: January 20th, 2025	/s/ Lisa Potok
By: Lisa Potok
On behalf of Beam Global

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